UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 22, 2008

RATHGIBSON, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134875	22-3683283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Half Day Road, Suite 210, Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

(847) 276-2100
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2008, RathGibson, Inc. (“RathGibson” or the “Company”) announced the hiring of Michael G. Schwartz, 49, as President and Chief Operating Officer of the Company, effectively replacing Harley B. Kaplan as President.  Mr. Kaplan will continue in his role as Chief Executive Officer of the Company and has assumed additional responsibilities as Chairman of the Company.

Mr. Schwartz’s most recent experience includes President and Chief Executive Officer of Airoom Inc. (“Airoom”) from 2006 to 2007.  Prior to joining Airoom, Mr. Schwartz held various management positions with operating units of Lennox International Inc., including President and Chief Operating Officer of Heatcraft Worldwide Refrigeration from 2003 to 2005, President and Chief Operating Officer of Lennox North American Distributed Products from 2000 to 2003, President and Chief Operating Officer of Armstrong Air Conditioning Inc. from 1997 to 2000, Vice President of Heatcraft Commercial Products from 1995 to 1997 and Director of Sales and Marketing for Heatcraft Heat Transfer Group from 1990 to 1994.  Mr. Schwartz received a B.S. in Mechanical Engineering from Iowa State University.

On March 31, 2008, the Company entered into an employment agreement with Mr. Schwartz.  The initial term of Mr. Schwartz’s employment agreement is one year, unless earlier terminated, and will renew for successive one-year terms unless either party provides notice of non-renewal in accordance with the agreement.  Mr. Schwartz receives an initial base salary of $375,000, subject to increase, and an annual performance-based cash incentive of up to 200% of base salary under a plan established by the Company or the board of directors of the Company (or a committee thereof).  The performance-based cash incentive will be prorated for the fiscal year ended January 31, 2009.  Mr. Schwartz was granted 23,179 incentive units of RG Tube Holdings LLC, an indirect parent of the Company.  The incentive units are subject to vesting based on a combination of specified periods of continuing employment, generally on a monthly basis over 5 years, and annual performance targets.

Upon a termination of Mr. Schwartz’s employment by the Company without “cause,” as defined in the employment agreement, or a termination by Mr. Schwartz for “good reason,” as defined in the employment agreement, Mr. Schwartz will be entitled to the following: his accrued but unpaid base salary and benefits to the date of termination; accrued and unpaid vacation if any, to the date of termination; continued base salary for 12 months after the date of termination, payable in monthly installments; and continued medical and dental coverage for 12 months after the date of termination.  In the event of a termination of Mr. Schwartz’s employment by the Company for “cause,” by Mr. Schwartz without “good reason,” or due to Mr. Schwartz’s death or disability, Mr. Schwartz would only be entitled to accrued but unpaid base salary and benefits to the date of the termination.  In the event of a termination of Mr. Schwartz’s employment due to the Company’s election not to renew the term of his employment, Mr. Schwartz would be entitled to the following: his accrued but unpaid base salary and benefits to the date of termination; continued base salary for 9 months after the date of termination, payable in monthly installments; and continued medical and dental coverage for 9 months after the date of termination.

Mr. Schwartz is also subject to certain nondisparagement, confidentiality, non-solicitation, no-hire and non-competition covenants pursuant to the employment agreement.

The foregoing description is qualified by the Employment Agreement with Mr. Schwartz, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

Item 8.01. Other Events

On April 22, 2008, the Company issued a press release announcing the hiring of Mr. Schwartz as President and Chief Operating Officer of the Company described in Item 5.02 above, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are furnished herewith:

10.1	Employment Agreement, dated as of March 31, 2008, by and among RathGibson, Inc. and Michael G. Schwartz.

99.1	Press Release issued on April 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RATHGIBSON, INC.

/s/ Barry C. Nuss
Barry C. Nuss
Chief Financial Officer

Date: April 24, 2008

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